Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NuVasive, Inc. for the registration of 675,972 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2005, with respect to the consolidated financial statements and schedule of NuVasive, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

San Diego, California	/s/ Ernst & Young LLP
August 23, 2005